Exhibit 3.1
AG MORTGAGE INVESTMENT TRUST, INC.

ARTICLES OF AMENDMENT

        AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
        FIRST: Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

TPG Mortgage Investment Trust, Inc.

        SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders.

        THIRD: These Articles of Amendment shall become effective at 12:01 AM, Eastern Time, on December 16, 2025.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary this 15th day of December, 2025.

ATTEST:    AG MORTGAGE INVESTMENT TRUST, INC.

By: /s/ Jenny B. Neslin                      By: /s/ Anthony W. Rossiello
Name: Jenny B. Neslin         Name: Anthony W. Rossiello
Title: Secretary        Title: Chief Financial Officer